EXHIBIT 99.1

3D Systems Acquires Gentle Giant Studios

- Accesses decades of licensed content from industry's greatest brands

- Expands leadership capabilities and know-how in retail merchandising

ROCK HILL, S.C., Jan. 3, 2014 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today the acquisition of Gentle Giant Studios, the leading provider of 3D modeling for the entertainment and toy industry. For over two decades, Gentle Giant Studios has led the development of state-of-the-art content using 3D scanning and modeling to develop and manufacture licensed 3D printed characters, toys and collectibles from a variety of franchise properties with global brand recognition, including Marvel, Disney, AMC's The Walking Dead, Avatar, Harry Potter and Star Wars.

3DS plans to immediately leverage Gentle Giant Studios technology and vast library of digital content into its consumer platform and extend its existing brand relationships to further the reach of 3D scanning, modeling and printing for entertainment, toys, collectibles, action figures in conjunction with numerous blockbuster films and evergreen licensed properties.

"Gentle Giant Studios catapults 3DS's consumer platform forward with highly curated, licensed characters, content publishing know-how and first-mover experience for the benefit of leading toy companies, movie studios and their merchandising divisions," said Avi Reichental, President and CEO, 3D Systems.

Learn more about how 3DS is manufacturing the future today at www.3dsystems.com.

About 3D Systems Corporation

3D Systems is a leading provider of 3D printing centric design-to-manufacturing solutions including 3D printers, print materials and cloud sourced on-demand custom parts for professionals and consumers alike in materials including plastics, metals, ceramics and edibles. The company also provides integrated 3D scan-based design, freeform modeling and inspection tools. Its products and services replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce real parts, empowering customers to manufacture the future.

Leadership Through Innovation and Technology

  3DS invented 3D printing with its Stereolithography (SLA) printer and was the first to commercialize it in 1989.
  3DS invented Selective Laser Sintering (SLS) printing and was the first to commercialize it in 1992.
  3DS invented the Color-Jet-Printing (CJP) class of 3D printers and was the first to commercialize 3D powder-based systems in 1994.
  3DS invented Multi-Jet-Printing (MJP) printers and was the first to commercialize it in 1996.

Today its comprehensive range of 3D printers is the industry's benchmark for production-grade manufacturing in aerospace, automotive, patient specific medical device and a variety of consumer, electronic and fashion accessories.

More information on the company is available at www.3DSystems.com.

About Gentle Giant Studios

Gentle Giant Studios is the leading provider of 3D digital data and is the first company to utilize digital data and 3D printing technology for the consumer products and entertainment industries. Creating beloved 3D characters from a variety of franchise properties with worldwide name recognition, including Star Wars, Marvel, Avatar, Harry Potter, AMC's The Walking Dead, and The Hobbit. Gentle Giant produces a wide range of products that are manufactured using the highest quality utilizing the most advanced 3D scan to print techniques and a team of incredibly talented artisans that digitally captures the likenesses of actors, props, and scenery to accurately model and recreate these images for fans and collectors everywhere. Gentle Giant Studios also provides prototyping and product development services for consumer products, fine art, theme parks, and provides on set digitizing services for major motion pictures.

More information on the company is available on www.gentlegiantltd.com, and www.gentlegiantstudios.com.

CONTACT: Investor Contact: Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact: Alyssa Reichental
         Email: Press@3dsystems.com